Exhibit 10.10
Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).
Execution

Justworks	55 Water Street, 29th Floor New York, NY 10041
February 8, 2021
Aida Sukys
###
Email: ###
Dear Aida:
Thank you for taking time to meet our team. Our success depends on having the best people. That is why I am excited to offer you a full-time position based in New York City with Justworks, Inc. (the “Company” or “Justworks”) as Senior Vice President & Chief Financial Officer, reporting to the Chief Executive Officer.
Cash Compensation. The Company will pay you an annual salary of $380,000.00 which will be paid semi-monthly in accordance with the Company’s normal payroll practices. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company (June 1st – May 31st), subject to the terms and conditions of the Company’s bonus program for the applicable fiscal year. Your target bonus will be $200,000.00 and will be pro-rated for the fiscal year in which your employment commences.
Signing Bonus. We are also pleased to offer you a signing bonus of $100,000.00 that will be payable over one (1) year (the “Signing Bonus”). The first Signing Bonus payment of $50,000.00 will be made by the end of your first full month of employment (the “First Bonus Installment”) and the second payment of $50,000.00 on or prior to the end of your 13th full month of employment (the “Second Bonus Installment”), provided that you are actively employed and an employee in good standing with the Company for twelve (12) months. You acknowledge and agree that, if you choose to leave the Company on your own accord or your employment is terminated by the Company for Cause (as defined herein), within twelve (12) months of the commencement of your employment, you will be responsible for reimbursing the Company a pro-rated portion of the First Bonus Installment (determined based on the number of whole months of employment completed during such twelve (12) month period) within thirty (30) days of the date your employment terminates. For purposes of clarity, the First Bonus Installment will be deemed an advance and is not earned until the twelve (12) month anniversary of the commencement of your employment with the Company. Without limiting the foregoing, if you choose to leave the Company on your own accord or your employment is terminated by the Company for Cause, in either case after the twelve (12) month anniversary of the commencement of your employment and prior to the two (2) year anniversary of the commencement of your employment, you will be responsible for reimbursing the Company a pro-rated portion of the Second Bonus Installment (determined based on the number of whole months of employment completed during such twelve (12) months period) within thirty (30) days of the date your employment terminates. For purposes of clarity, the Second Bonus Installment will be deemed an advance and is not earned until the two (2) year anniversary of the commencement

February 8, 2021	Justworks
of your employment with the Company. All Signing Bonus payments will be made in accordance with the Company’s regular payroll cycles. In addition, if the Company is subject to a “Change in Control” (as defined in the Executive Severance Policy, attached hereto as Exhibit A) before your employment terminates, you will no longer have any obligation to repay a pro-rated portion of the First Bonus Installment or the Second Bonus Installment in connection with a subsequent termination of your employment.
For purposes of this Agreement, “Cause” shall have the same definition as provided in the Executive Severance Policy, attached hereto as Exhibit A.
Stock Options. We want our employees to have a financial stake in the success of Justworks. That is why, subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 300,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2018 Stock Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 20% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 48 months of continuous service, as described in the applicable Stock Option Agreement. No right to any stock is earned or accrued until such time that vesting occurs and the grant does not confer any right to continue vesting or employment.
Employee Benefits. As an employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid time off (“PTO”) in accordance with the Company’s PTO policy, as in effect from time to time. This position does not include any relocation or living expense reimbursements. All employee benefits are subject to periodic Company review and can be changed with or without notice.
Severance. The Company has an Executive Severance Policy, the details of which are set forth on Exhibit A hereto.
Employment Relationship. Your employment with the Company constitutes at-will employment and is for no specified period, meaning that you or the Company may terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the CEO. We request that, in the event of resignation, you give the Company at least four (4) weeks’ notice.

February 8, 2021	Justworks
Conditions. You will be required, as a condition of your employment with the Company, to (i) sign Justworks’ standard Employee Proprietary Information, Inventions and Non- Competition Agreement (“PIIA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non- disclosure of Company proprietary information, and (ii) satisfactorily complete a background check. As required by federal immigration laws, your employment will be contingent upon your providing legal proof of your identity and authorization to work in the United States. You hereby consent to Justworks performing a background check on you. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
Tax Matters. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each payment, installment or benefit payable under this letter agreement is hereby designated as a separate payment. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
Company Rules and Training. Our stakeholders count on Justworks to “do the right thing.” As a Justworks employee, you will be expected to abide by the Company’s rules and standards, which may change over time. Specifically, you will be required to read and understand the Company’s rules of conduct included in the Company Owners’ Manual which the Company will provide on your start date. Employees are also required to participate in ongoing training.
Interpretation, Amendment and Enforcement. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any

February 8, 2021	Justworks
claim related to any Dispute.
We hope that you will accept this offer to join Justworks. To accept the Company’s offer, please sign and date this letter and the PIIA and return them to me. If you accept our offer, your first day of employment will be February 22, 2021. This offer of employment will terminate if it is not accepted, signed and returned by February 10, 2021.
We are excited about working with you and look forward to a beneficial and productive relationship.

Sincerely,

/s/ Isaac Oates
Isaac Oates
CEO

Agreed to and accepted:

Signature:	/s/ Aida Sukys
Printed Name:	Aida Sukys
Date:	2/8/2021

CONFIDENTIAL
Exhibit A
[***]

EXHIBIT B
Claims Procedures
•Initial claims. A Participant who believes he or she is entitled to a payment under this Policy that has not been received may submit a written claim for benefits to the Administrator within 60 days after the Participant’s termination. Claims should be addressed and sent to: Justworks, Inc., c/o VP, General Counsel, PO Box 7119, Church St. Station, New York, NY 10008. If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information:
◦the specific reason or reasons for the denial of the Participant’s claim
◦references to the Policy on which denial of the Participant’s claim was based
◦a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
◦a description of the Policy’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
•Appeal of Denied Claims. If the Participant's claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
◦Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
◦The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
◦The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
◦The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
•Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator's receipt of the Participant's written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator's receipt of the Participant's written claim for review. The Administrator's decision on the Participant's claim for review will be communicated to the Participant in writing and will clearly state:
◦the specific reason or reasons for the denial of the Participant's claim;
◦reference to the specific Policy provisions on which the denial of the Participant's claim is based;
◦a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Policy and all documents, records, and other information relevant to his or her claim for benefits; and
◦a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.
•Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Policy. As to such claims and disputes:
◦no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Policy under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
◦in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
2

EMPLOYEE PROPRIETARY INFORMATION,
INVENTIONS AND NON-COMPETITION AGREEMENT
As an employee of Justworks, Inc. (the “Company”), I recognize that the Company is engaged in a continuous program of research, development and production with respect to the Business.
RECITALS:     I understand that:
A.    Definitions for certain capitalized terms used in this Employee Proprietary Information, Inventions and Non-Competition Agreement (this “Agreement”) are contained in Exhibit A attached to this Agreement.
B.    The Company possesses and will continue to possess Proprietary Information.
In consideration for the compensation and other good and valuable consideration received by me from the Company, I hereby agree as follows:
1.    Protection of Proprietary Information.
(a)    Property of the Company. All Proprietary Information shall be the sole property of the Company and its assigns or a third party, as applicable, and the Company and its assigns or such third party shall be the sole owner of all patents and other rights relating to such Proprietary Information. I hereby assign and agree to assign to the Company any rights I may have or acquire in any or all Proprietary Information. During my at-will employment by the Company and at all times thereafter, I will keep in strict confidence and trust all Proprietary Information, and I will not directly or indirectly, for my benefit or the benefit of any third party, disclose, sell, use, lecture upon or publish any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company and except as required by law (subject to providing the Company with an opportunity to seek a protective order or other such remedy). I will obtain the Company’s written approval before publishing or submitting for publication (including online or social media) any material that relates to my work at the Company or incorporates any Proprietary Information. Furthermore, I understand that this Agreement does not affect my immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:
(i)    An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(ii)    An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(b)    Property of Third Parties. I recognize that the Company has received and in the future will receive information from third parties which is Proprietary Information or is otherwise private, sensitive, or confidential (“Third-Party Confidential Information”). Third- Party Confidential Information is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree, during my employment with the Company and thereafter, to hold all such private or proprietary information received from third parties in the strictest confidence and not to disclose or use it, except as necessary in carrying out my work for the Company consistent with the Company’s policies and agreement with such third party and except as required by law (subject to providing the Company with an opportunity to seek a protective order or other such remedy).
(c)    Continuing Obligation. My obligations under this Section 1 regarding Proprietary Information and Third-Party Confidential Information continue until such time as the Proprietary Information or Third-Party Confidential Information (as applicable) is publicly known without fault on my own part or, if a court requires a shorter duration, then the maximum time allowable by law.
2.    Avoid Conflict of Interest. During my employment with the Company, I shall inform the Company before accepting any employment, consulting or other relationship with another person or entity (a) in any field related to the Business or (b) in a position that requires a significant time commitment that would interfere with my obligations to the Company. Lack of objection by the Company regarding any particular outside activity does not in any way reduce my obligations under this Agreement.
3.    Return of Materials. All apparatus, computers, computer files and media, data, documents, drawings,engineering log books, equipment, inventor notebooks, programs, prototypes, records, samples, equipment and other information and physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company, or produced by myself or others in connection with my employment, shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of my employment and I will not take with me any such property or any reproduction of such property upon such termination. I further agree that any property situated on the Company’s premises, owned by the Company or under the Company’s control, including computers, computer files, e-mail, voicemail, disks and other electronic storage media or devices (including personal devices), filing cabinets or other work areas, is subject to inspection and monitoring by Company personnel at any time with or without notice. I understand and acknowledge that refusal to consent to such a search may be grounds for discipline. Upon termination of my employment (for any or no reason, whether voluntary or involuntary), I will promptly identify and, as directed by the Company, destroy, delete or return to the Company all items containing or embodying Proprietary Information (including all original or copies of content, whether in electronic or hard-copy form), except that I may keep my personal copies of (i) my compensation records; (ii) materials distributed to shareholders generally and (iii) this Agreement.
4.     Non-Solicitation, Non-Compete and Non-Disparagement.
(a)    Non-Solicitation. I agree that, during my employment with the Company and for a period of one (1) year following termination of such employment, I will not directly or indirectly (i) solicit or in any manner encourage employees, officers, directors, affiliates or consultants of the Company to end or diminish their relationships with the Company; or (ii) other than on behalf of the Company, call on, solicit or take away, or attempt to do any of the same, the business of any current or prospective (i.e., actively pursued by the Company within the twelve (12) months preceding my termination from the Company) business partners, customers, vendors, suppliers, distributors or other associates of the Company with whom the Company had relationships or with whom I was otherwise acquainted during my employment. Any violation of my obligations under this paragraph will extend my obligations hereunder until such time as I have cured such violation. By signing this Agreement, I acknowledge and agree that the names, addresses and specifications of the Company’s business partners, customers, vendors, suppliers, distributors and other associates constitute Proprietary Information and that the sale or unauthorized use or disclosure of this or any other Proprietary Information that I obtained during the course of this Agreement would be a breach of this Agreement and constitute unfair competition with the Company.
(b)    Non-Compete. I agree that, during my employment and for a period of one (1) year following the termination of my employment with the Company, I will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business that competes with, or is substantially similar to, the Business of the Company (i) if my use or disclosure of Proprietary Information in such role could materially disadvantage the Company (regardless of my physical location); or (ii) if such role is a sales or strategic role covering (in whole or in part) a location or region in which the Company offers its services or has customers and where I have or had responsibility for the Company during my employment (regardless of my physical location). Any violation of my obligations under this paragraph will extend my obligations hereunder until such time as I have cured such violation. Notwithstanding the foregoing, my passive ownership of securities of a public company engaged in competition with the Company’s Business not in excess of two percent (2%) of any class of such securities shall not be considered a breach of the covenants set forth in this Section.
(c)    Non-Disparagement. I agree that I will not make, or cause to be made, any statements,observations, or opinions, or communicate any information (whether oral or written), that disparages the Company’s products or services. Nothing contained in this Agreement shall be deemed to prohibit me from testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.
(d)    I agree that the limitations as to time, geographical area and scope of activity to be restrained in this Section 4 are coextensive with the Company’s footprint and my performance of responsibilities for the Company and are therefore reasonable and not greater than necessary to protect the goodwill, Proprietary Information and other business interests of the Company. I further agree that such goodwill, Proprietary Information and other business interests are worthy of protection and that the Company’s need for protection afforded by this Section 4 is greater than any hardship I may experience by complying with its terms. Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill, Proprietary Information or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill, Proprietary Information or other business interests of the Company.
5.    Inventions.
(a)    Disclosure. I will promptly disclose to the Company, or any persons designated by it, any and all Inventions.
(b)    The Company owns Inventions. I agree that any and all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, trademarks, copyrights and other rights in connection with such Inventions.
(c)    Inventions Protection. I hereby assign and agree to assign to the Company any rights I may have or acquire in Inventions. In addition, to the extent permitted by applicable law, the parties agree that any works resulting from my employment with the Company shall be “works for hire”. To the extent that an Invention is not a “work for hire” under applicable law, I hereby assign and agree to assign to the Company all of my works of authorship and all rights of copyright, trademark, patent, trade secret and other similar rights throughout the world (including any application therefor and any rights to apply therefor, as well as all rights to pursue remedies for infringement or violation thereof) (“Intellectual Property Rights”) in Inventions. I further agree, as to any and all Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain and enforce Intellectual Property Rights on Inventions in any and all countries. To that end, I will perform any further acts and execute and deliver all documents for use in applying for and obtaining such Intellectual Property Rights thereon and enforcing the same, as the Company may desire, together with any assignments of such protections to the Company or persons designated by it, including without limitation filing this Agreement with any applicable governmental authority to evidence such assignment and ownership. My obligation to assist the Company in obtaining and enforcing Intellectual Property Rights on Inventions in any and all countries shall continue beyond the termination of my employment, provided that after such termination, the Company shall compensate me at the rate of US$80.00 per hour plus reasonable expenses for time actually spent by me at the Company’s request on such assistance. I acknowledge that I may be unavailable when the Company needs to secure my signature for lawful and necessary documents required to apply for or execute any Intellectual Property Rights with respect to Inventions (including renewals, extensions, continuations, divisions or continuations in part of patent applications). Therefore, I agree to irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact (coupled with an interest), to act for and in my behalf and instead of me, to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks and other protections on Inventions with the same legal force and effect as if executed by me. The Company shall also have the right to keep any and all Inventions as trade secrets.
6.    Pre-Employment Inventions. I represent that, at the time of signing this Agreement, I have made no developments, discoveries, improvements, inventions, trade secrets, or technical or journal writings or other works of authorship which I have made or conceived or first reduced to practice alone or jointly with others prior to my engagement by the Company, in any case, which relate to the Business (collectively, “Pre-Employment Inventions”). The Company will not require me to assign any rights I may have in any Pre-Employment Inventions. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine a Pre-Employment Invention or any other inventions, technical writings, papers, journal articles, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, I hereby grant to the Company, and the Company shall have, a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide, transferable, assignable and sub-licensable license to make, have made, modify, use, sell, reproduce, create derivatives, distribute, publicly perform, publicly display, import, export an otherwise fully exploit such Pre-Employment Invention as part of or in connection with the Business. I acknowledge and agree that the Company is free to compete or develop information, inventions and products within the areas and type of the Pre-Employment Inventions.
7.    No Conflicting Obligation. I represent and warrant that my performance of all the terms of this Agreement and that my employment by the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement in conflict with this Agreement. I also understand that I am not to breach any obligation of confidentiality I have to others during my employment with the Company.
8.    No Improper Use of Information of Prior Employers or Others. As part of the consideration for the offer of employment by the Company and of my employment or continued employment by the Company, I have not brought and will not bring to the Company, or use or disclose in the performance of my responsibilities any equipment, supplies, facility, electronic media, software, trade secret or other information or property of any former employer or any other person or entity, whether or not created by me, unless I have obtained their written authorization for its possession and use or if such property is otherwise freely available for use.
9.    Notification of New Employer. If I leave the employ of the Company, I will notify my new employer of my rights and obligations under this Agreement. The Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers.
10.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING TO ITS SUBJECT MATTER.
11.    Survival of Obligations. This Agreement shall survive termination of my employment, regardless of the circumstances of such termination. Specifically, the provisions of Sections 1, 4(a) (for the period stated therein), 4(b) (for the period stated therein), 4(c), 5(b), 5(c), 6 (next to last sentence), 9-11 and 13-16, which shall survive. I agree that any change(s) in my employment title, duties, compensation, or equity interest after signing this Agreement shall not affect the validity or scope of this Agreement.
12.    Effective Date; Term of Agreement. This Agreement shall be effective as of the first day of my employment by the Company (which, for purposes of this Agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) and shall continue, except as otherwise expressly set forth herein.
13.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of my heirs, executors,administrators or other legal representatives and successors and assigns of the Company. This Agreement and any rights and obligations of the Company hereunder may be freely assigned and transferred by the Company, in whole or part, to any third party.
14.    Integrated Agreement; Modifications. This Agreement and the employment offer letter executed between the Company and me constitute the full, complete and exclusive agreement between the Company and me with regard to their subject matter. These agreements supersede any previous agreements or representations, whether oral or written, express or implied between the Company and me with respect to their subject matter. To the extent this Agreement and the employment offer letter conflict, the employment offer letter shall control. These Agreements shall not be modified unless in writing, signed by me and the CEO or President of the Company. If one or more provisions of this Agreement is held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable.
15.    Exhibits. Exhibit A (Definitions) is made a part of and incorporated by reference in this Agreement.
16.    Miscellaneous. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. Any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in or with jurisdiction over New York County, New York, and each party consents to the jurisdiction thereof; however, the Company may seek specific performance and injunctive relief, which shall be cumulative, in any court of competent jurisdiction. I acknowledge and agree that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company is entitled to injunctive relief with respect thereto (without the necessity of posting any bond or surety) in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. Any manually signed copy of this Agreement which is delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature page follows]

I CERTIFY AND ACKNOWLEDGE THAT I HAVE CAREFULLY READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I UNDERSTAND AND WILL FULLY AND FAITHFULLY COMPLY WITH SUCH PROVISIONS. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.

ACCEPTED AND AGREED TO BY:

EMPLOYEE		JUSTWORKS, INC.

/s/ Aida Sukys		By:	/s/ Isaac Oates
Name:	Aida Sukys	Name:	Isaac Oates
		Title:	CEO
Address:	###	Dated:	2/8/2021

Dated:	2/8/2021

EXHIBIT A
1.    DEFINITIONS. As used in the foregoing Agreement, the following terms shall have the meanings as defined below. Where the context so indicates, a word in the singular form shall include the plural and vice-versa.
1.1    Company as used herein, shall include any subsidiary or affiliate of the Company.
1.2    Business means the Company’s business (whether existing or demonstrably planned or in development) as a provider of payroll, payroll tax filing, human resources support, benefits services and/or employee benefits insurance.
1.3    Inventions means any data, discovery, design, development, formula, idea, concept, learning, research, technology, trade secret, work of authorship, improvement, invention, know-how, process, program, software, firmware, content, tool, device, plan, code, algorithm, prototype, technique, documentation or other material or information, tangible or intangible, and all versions, modifications, enhancements and derivative works thereof, whether or not patentable or registrable under copyright, trademark or similar statutes, and all designs, trademarks and copyrightable works that I made or conceived or reduced to practice or learned, either alone or jointly with others, during the period of my employment which (a) are related or useful in the Business or to the Company’s actual or demonstrably anticipated research, design, development, experimental production, financing, manufacturing, licensing, distribution or marketing activity carried on by the Company, or (b) result from tasks assigned me by the Company, or (c) result from use of premises or equipment owned, leased or contracted for by the Company (“Company Assets”). However, the foregoing does not purport to assign to the Company (Inventions shall not include) any Invention that: (i) by law I cannot be required to so assign; or (ii) otherwise meets all of the following requirements: (A) the Invention is created, discovered or developed entirely on my own time; (B) the Invention is created, discovered or developed entirely without use of any Company Assets and (C) the Invention is not useful with or related to the Business. Nevertheless, if I believe any Invention created by me during my employment is not within the definition of Inventions, I will nevertheless disclose it to the Company so that the Company may make its assessment.
1.4    Proprietary Information means information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation information created, discovered, developed or made known by or to me during the period of or arising out of my employment by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company (including Inventions), which information has commercial value in the Business. By way of illustration but not limitation, “Proprietary Information” includes: (a) inventions, confidential knowledge, trade secrets, ideas, data, programs, works of authorship, know-how, improvements, discoveries, designs, techniques and sensitive information that the Company owns or the Company receives from its customers or receives from a third party under obligation to keep confidential; (b) technical information relating to the Company’s existing and future products, including, where appropriate and without limitation, manufacturing techniques and procedures, production controls, software, firmware, information, patent disclosures, patent applications, development or experimental work, formulae, engineering or test data, product specification and part lists, names of suppliers, structures, models, techniques, processes and apparatus relating to the same disclosed by the Company to me or obtained by me through observation or examination of information or developments; (c) confidential marketing information (including without limitation marketing strategies, customer names and requirements and product and services, prices, margins and costs); (d) confidential future product plans; (e) confidential financial information provided to me by the Company; (f) personnel information (including without limitation employee compensation); and (g) other confidential business information.